Exhibit 10.1

GENERAL ELECTRIC CAPITAL CORPORATION 201 Merritt 7 Norwalk, CT 06856

CONFIDENTIAL

June 15, 2009

Spectrum Brands, Inc.
Six Concourse Parkway
Suite 3300
Atlanta, GA 30328
Attention: Chief Financial Officer

                                               Re:           Commitment Letter

Ladies and Gentlemen:

You have advised General Electric Capital Corporation (“GE Capital”, “Agent”, “we” or “us”) that Spectrum Brands, Inc. (the “Company” or “you”), together with certain of its subsidiaries (the “Subsidiary Loan Parties”, and together with the Company, collectively the “Loan Parties”), as the reorganized debtors under a plan of reorganization (the “Plan of Reorganization”) to be confirmed in Case No. 09-50455 (the “Bankruptcy Case”) commenced under Chapter 11 of the Bankruptcy Code in the United State Bankruptcy Court for the Western District of Texas, San Antonio Division (the “Bankruptcy Court”), are seeking up to $242 million of financing (the “Financing”) in connection with the consummation of the Plan of Reorganization (the transactions under the Plan of Reorganization and the Financing are collectively referred to herein as the “Transaction”).  Capitalized terms used herein without definition have the meanings assigned to such terms in the Term Sheet attached hereto as Exhibit A (the “Term Sheet”, and together with this letter, this “Commitment Letter”).

We anticipate that the Loan Parties are domestic operating companies that directly own substantially all of the assets used in their respective businesses.  We further anticipate that, upon consummation of the Plan of Reorganization, the Loan Parties will not have any material indebtedness other than (i) the Term Credit Facility (as defined in the Term Sheet) in a principal amount of up to approximately $1.4 billion and, (ii) senior subordinated notes in an aggregate principal amount of $218,076,045 (‘the “Senior Notes”) and (iii) the Financing.

You have asked that the Financing be provided under senior secured asset-based revolving credit facilities consisting of (i) $197 million of revolving loans, including a $60 million sub-facility available for the issuance of commercial or stand-by letters of credit, and with up to $30 million of such revolving loans available as swing line loans, (ii) a “first-in, last-out” supplemental loan, in respect of which GE Capital will act as fronting lender, in the amount of up to $45 million, and (iii) up to $103 million of additional revolving loan facilities as may be made available subject to the terms and conditions set out in the Term Sheet.

Based on our understanding of the Transaction as described above and the information which you have provided to us to date, GE Capital is pleased to advise you of its commitment (a) to act as a Supplemental

Loan Lender and (b) to provide (i) $197 million of revolving loans under the Senior Revolving Credit Facility and (ii) up to $15 million of additional revolving loans under one or more Incremental Facilities, in each case upon the terms and subject to the conditions set out in this Commitment Letter and the fee letter dated as of the date hereof between the Company and GE Capital (the “Fee Letter”).  GE Capital’s affiliate, GE Capital Markets, Inc. (“GECM”), shall act as the sole lead arranger and sole bookrunner with respect to the Financing.

GE Capital reserves the right, in consultation with you, prior to and after the execution of the closing of the Financing, to syndicate all or a portion of its commitments under this Commitment Letter or its loans and commitments under the Financing documentation, as the case may be, to one or more banks, financial institutions or other institutional lenders reasonably acceptable to you pursuant to a syndication to be managed by GECM (such syndication in an aggregate amount of up to $100 million, the “Primary Syndication”); provided, however, that GE Capital’s commitment herein is not subject to the successful completion of the Primary Syndication.  GE Capital agrees that it may not assign all or any portion of its commitments hereunder prior to the date of the initial funding under the Financing without the prior consent of the Company (such consent not to be unreasonably withheld or delayed), except to any of its affiliates; provided that any such assignment will not relieve GE Capital from any of its obligations hereunder unless and until such assignee shall have funded the portion of the commitment so assigned.  Any assignments of GE Capital’s loans and commitments under the Financing documentation entered into to complete the Primary Syndication shall not be subject to the consent, minimum amounts and fee provisions set forth in the assignment provisions of the Financing documentation.  GECM may commence the Primary Syndication promptly after your acceptance of this Commitment Letter and the Fee Letter.

The Company agrees that, except as expressly provided for in this Commitment Letter or the Fee Letter, without the prior written consent of GE Capital (i) no additional agents, co-agents, co-arrangers or co-bookrunners shall be appointed, or other titles conferred to any person or entity, in respect of the Financing, and (ii) no other lender under the Financing shall receive any compensation of any kind for its participation in the Financing.

If requested by GECM, the Company agrees to use commercially reasonable efforts to assist and cooperate with (and cause its affiliates and advisors to assist and cooperate with) GE Capital and GECM in effecting and completing a syndication of the Financing, reasonably satisfactory to GE Capital and to you, including, participating in bank and other relevant meetings, preparing and providing to GECM all information relating to the Financing, using commercially reasonable efforts to ensure that GECM’s syndication efforts benefit from your existing banking relationships, and assisting GECM in the preparation of a confidential information memorandum, presentations and other Evaluation Material (as defined below) to be used in connection with the Primary Syndication and confirming the completeness and accuracy of such materials. The Evaluation Material shall include a version of the confidential information memorandum, presentation and other information materials consisting exclusively of information that is either publicly available with respect to the Company or its affiliates, or that is not material with respect to the Company or its affiliates and their respective securities for purposes of U.S. federal and state securities laws.  You also hereby agree that you will (a) identify in writing (and cause your affiliates to identify in writing) and (b) clearly and conspicuously mark such Evaluation Material that does not contain any such material non-public information referred to in the prior sentence as “PUBLIC”. You hereby agree that by identifying such Evaluation Material pursuant to clause (a) of the preceding sentence and marking Evaluation Material as “PUBLIC” pursuant to clause (b) of the preceding sentence and/or publicly filing any Evaluation Material with the Securities and Exchange Commission, then any prospective Lenders or other persons who receive such material shall be entitled to treat such Evaluation Material as not containing any material non-public information with respect to the Company

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and its affiliates for purposes of U.S. federal and state securities laws.  You further acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any material non-public information: term sheets with respect to the Financing and the Transaction, and administrative materials of a customary nature prepared by GE Capital or GECM for prospective lenders, such as a lender meeting invitation, bank allocation, if any, and funding and closing memorandum.  Before distribution of any Evaluation Material, you agree (or agree to cause your affiliates) to execute and deliver to us a letter in which you authorize distribution of the Evaluation Material to prospective lenders and their employees willing to receive material non-Public information, and a separate letter in which you authorize distribution of Evaluation Material that does not contain material non-public information and represent that no material non-public information is contained therein.

Until the earlier of (a) the completion of the Primary Syndication and (b) three months from the Closing Date, you shall not (and shall cause your affiliates not to), without the prior written consent of GECM, offer, issue, place, syndicate or arrange any debt or preferred equity securities or debt facilities (including any renewals, restatements, restructuring or refinancings of any existing debt or preferred equity securities or debt facilities), attempt or agree to do any of the foregoing, announce or authorize the announcement of any of the foregoing, or engage in discussion concerning any of the foregoing, other than, in each case, the Senior Notes.

You hereby represent and covenant (and it is a condition to GE Capital’s commitment hereunder) that (a) all information, taken as a whole, other than the financial information and projections (including financial estimates, forecasts and other forward-looking information, the “Projections”) and other than general economic or specific industry information (the “Information”), that has been or will be made available to us, GECM and/or the lenders by you or any of your affiliates or representatives was or will be, when furnished, complete and correct in all material respects and did not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made and (b) the Projections that have been or will be made available to us by you or any of your affiliates or representatives have been or will be prepared in good faith based upon reasonable assumptions (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material).  You agree that if at any time prior to the closing of the Financing any of the representations in the preceding sentence would be incorrect if the Information were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information so that such representations will be correct under those circumstances (it being understood that any Projections, including any updates or supplements thereto, prepared by the Company after the date hereof shall be promptly furnished to GE Capital and GECM).  You understand that in arranging and syndicating the Financing GECM may use and rely on the Information and Projections without independent verification thereof.

You hereby authorize and agree, on behalf of yourself and your affiliates, that the Information, the Projections and all other information provided by or on behalf of you and your affiliates to GE Capital and GECM regarding you, your affiliates, the Transaction and the other transactions contemplated hereby in connection with the Financing (collectively, “Evaluation Material”) may be disseminated by or on behalf of GE Capital or GECM, and made available, to prospective lenders and other persons, who have agreed to be bound by customary confidentiality undertakings (including, “click-through” agreements), all in accordance with GECM’s standard loan syndication practices (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at prospective lender or other meetings).  You hereby further authorize GECM to download copies of your logos from

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your websites and post copies thereof on an Intralinks® or similar workspace and use such logos on any confidential information memoranda, presentations and other marketing and materials prepared in connection with the Primary Syndication in a manner consistent with industry practice.

The Company hereby acknowledges and agrees that GECM may provide to industry trade organizations information with respect to the Financing that is necessary and customary for inclusion in league table measurements.

GE Capital’s commitment hereunder is subject only to the following: (i) the execution and delivery of final legal documentation customary for financings of this type incorporating the terms set forth in this Commitment Letter and otherwise reasonably acceptable to GE Capital and the Company, (ii) the absence, during the period from the date hereof to the closing and initial funding of the Financing, of any material disruption of, or material adverse change in, loan syndication or capital markets conditions, (iii) GECM having been afforded a period of at least 35 consecutive days following the date hereof (it being understood that, upon the Company’s request, GECM shall be afforded fewer than 35 consecutive days if all other conditions to the closing of the Financing have been met) and (iv) the other conditions set forth in the Term Sheet and your compliance in all material respects with the terms and provisions of this Commitment Letter and the Fee Letter.

By signing this Commitment Letter, each party acknowledges that this Commitment Letter supersedes any and all discussions and understandings, written or oral, between or among GE Capital and any other person as to the subject matter hereof.  No amendments, waivers or modifications of this Commitment Letter or any of its contents shall be effective unless expressly set forth in writing and executed by the parties hereto.

This Commitment Letter is being provided to you on the condition that, except as required by law (including, without limitation, in connection with any filing with the Bankruptcy Court in the Bankruptcy Case and to the United States Trustee), or as otherwise consented to by GE Capital, neither it, the Fee Letter, nor their contents will be disclosed publicly or privately except to the Supplemental Loan Participants, the Administrative Agent for the Senior Secured Lenders, the Official Committee of Equity Security Holders and their respective advisors, and to those individuals who are your officers, employees or advisors who have a need to know of them as a result of their being specifically involved in the Transaction under consideration and then only on the condition that such matters may not, except as required by law, be further disclosed.  No person, other than the parties signatory hereto, is entitled to rely upon this Commitment Letter or any of its contents.  No person shall, except as required by law, use the name of, or refer to, GE Capital, or any of its affiliates, in any press release, advertisement or public disclosure made in connection with the Transaction without the prior written consent of GE Capital.

Regardless of whether the commitment herein is terminated or the Transaction or the Financing closes, the Company agrees to pay upon demand to GE Capital all reasonable and documented out-of-pocket expenses (“Transaction Expenses”) which may be incurred by GE Capital or GECM in connection with the Financing or the Transaction (including all reasonable out-of-pocket legal, environmental, and other consultant costs and fees incurred in the preparation of this Commitment Letter, the Fee Letter, and evaluation of and documenting of the Financing and the Transaction). The Company’s reimbursement obligation hereunder shall apply whether or not the Financing closes, and GE Capital’s right to receive reimbursement of all costs and expenses incurred in connection with the Financing shall be entitled to priority as an administrative claim under Section 503(b)(1) of the Bankruptcy Code, and shall be payable upon demand by GE Capital without any further order of the Bankruptcy Court, whether or not the Financing closes.  Regardless of whether the commitment herein is terminated or the Transaction or the Financing closes, the Company shall indemnify and hold harmless each of GE Capital, GECM, the

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Lenders, their respective affiliates, and the directors, officers, employees, agents, attorneys and representatives of any of them (each, an “Indemnified Person”), from and against all suits, actions, proceedings, claims, damages, losses (other than lost profits), liabilities and expenses (including, but not limited to, reasonable out-of-pocket attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal), which may be instituted or asserted against or incurred by any such Indemnified Person in connection with, or arising out of, this Commitment Letter, the Fee Letter, the Financing or the Transaction under consideration, the documentation related thereto, any other financing related thereto, any actions or failures to act in connection therewith, and any and all environmental liabilities and legal costs and expenses arising out of or incurred in connection with any disputes between or among any parties to any of the foregoing, and any investigation, litigation, or proceeding related to any such matters.  Notwithstanding the preceding sentence, indemnitors shall not be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction.  Under no circumstances shall GE Capital, GECM, the Company or any of their respective affiliates be liable to each other or any other person for any punitive, exemplary, consequential or indirect damages which may be alleged in connection with this Commitment Letter, the Fee Letter, the Transaction, the Financing, the documentation related thereto or any other financing, regardless of whether the commitment herein is terminated or the Transaction or the Financing closes.

EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS COMMITMENT LETTER, THE FEE LETTER, ANY TRANSACTION RELATING HERETO OR THERETO, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  Each party hereto consents and agrees that the state or federal courts located in New York County, City of New York, New York, shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Commitment Letter, the Fee Letter, the Financing or the Transaction under consideration, any other financing related thereto, and any investigation, litigation, or proceeding related to or arising out of any such matters; provided, that the parties hereto acknowledge that any appeals from those courts may have to be heard by a court (including an appellate court) located outside of such jurisdiction; provided; further, prior to the effective date of the Plan of Reorganization, the parties hereto agree that the Bankruptcy Court presiding over the Bankruptcy Case shall have exclusive jurisdiction or, if that court does not have subject matter jurisdiction, then the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, then any state court located in New York City.  Each party hereto expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waives any objection which such party may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.

This Commitment Letter is governed by and shall be construed in accordance with the laws of the State of New York applicable to contracts made and performed in that state.

GE Capital and GECM shall have access to all relevant facilities, personnel and accountants, and copies of all documents which GE Capital may reasonably request, including business plans, financial statements (actual and pro forma), books, records, and other documents of each Loan Party.

This Commitment Letter may be executed in counterparts, each of which shall be deemed an original and all of which counterparts shall constitute one and the same document.  Delivery of an executed signature

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page of this Commitment Letter by facsimile or electronic (including “PDF”) transmission shall be effective as delivery of a manually executed counterpart hereof.

This Commitment Letter shall be of no force and effect unless and until (a) this Commitment Letter and the Fee Letter are each executed and delivered to the undersigned on or before 5:00 p.m. New York time on June 15, 2009 at 201 Merritt, 7, Norwalk, Connecticut, 06851 and (b) an Approval Order (as defined below) has been signed and entered by the Bankruptcy Court in the Bankruptcy Case.  You hereby agree that you shall file on the date hereof a motion in the Bankruptcy Case for an order (“Approval Order”), in form and substance reasonably satisfactory to GE Capital, authorizing the Company’s acceptance of, and performance under, this Commitment Letter and the Fee Letter, which order shall specifically provide that the Company is authorized to pay to GE Capital the fees referenced in the Fee Letter and to reimburse all reasonable out-of-pocket costs and expenses incurred in connection with the Financing as administrative expense claims under Section 503(b)(1) of the Bankruptcy Code, immediately upon demand by GE Capital without any further order of the Bankruptcy Court, whether or not the Financing closes.  You agree that you shall use your reasonable best efforts to obtain the entry of such Approval Order on the date hereof and you agree that you shall deliver to GE Capital all documents filed on behalf of you or any of your subsidiaries with the Bankruptcy Court in connection with the Approval Order.  You hereby agree that any copy of the Fee Letter filed with the Bankruptcy Court in connection with the Approval Order, the Confirmation Order or otherwise shall be filed under seal to the maximum extent permitted by the Bankruptcy Court; provided, however, if such filing under seal is not permitted by the Bankruptcy Court, any such filing of the Fee Letter will be redacted to the maximum extent permitted by the Bankruptcy Court.  Once effective, GE Capital’s commitment to provide financing in accordance with the terms of this Commitment Letter shall cease if the Transaction does not close, or the Financing is not funded for any reason, on or before September 30, 2009, and, notwithstanding any further discussions, negotiations or other actions taken after such date, neither GE Capital nor any of its affiliates shall have any liability to any person in connection with its refusal to fund the Financing or any portion thereof after such date.

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We look forward to continuing to work with you toward completing this transaction.

Our business is helping yours.

Sincerely,

GENERAL ELECTRIC CAPITAL
CORPORATION

By:	/s/ Robert E. Kelly
Its:	Duly Authorized Signatory

AGREED AND ACCEPTED THIS
15th DAY OF JUNE, 2009

SPECTRUM BRANDS, INC.,
a Wisconsin corporation, on behalf of
itself and the other Loan Parties

By:	/s/ Anthony L. Genito
Name:	Anthony Genito
Title:	EVP/CFO

Exhibit A

Term Sheet

See attached.

Exhibit A to Commitment Letter
$242,000,000 Senior Secured Plan-of-Reorganization Revolving Credit Facilities

Summary of Terms
June 15, 2009

This is the Term Sheet described as Exhibit A in that certain letter dated June 15, 2009, of which this Exhibit A is a part.  Capitalized terms used herein without definition shall have the meanings assigned to such terms in the letter referenced above or in the Existing Credit Agreement (as defined below).

Borrower:	Spectrum Brands, Inc. (the “Company”).

Guarantors:
Senior Credit Facilities (defined below) shall be guaranteed by all existing and future domestic direct and indirect subsidiaries of the Company (the “Guarantors”, and with the Company, each a “Loan Party”).

Sole Administrative
Agent:	General Electric Capital Corporation (“GE Capital” or in its capacity as administrative agent, the “Administrative Agent”).

Sole Lead Arranger &
Sole Book Manager:	GE Capital Markets, Inc. (“GECM” or in its capacity as arranger, the “Arranger”).

Lenders:	A syndicate of banks, financial institutions and/or institutional lenders (including GE Capital), to be arranged by GECM after consultation with the Company (collectively, the “Lenders”).

Senior Credit Facilities:
Up to $242 million pursuant to senior secured plan-of-reorganization revolving credit facilities (the “Senior Credit Facilities”) consisting of (a) revolving loans (“Revolving Loans”) of up to $197 million, subject to availability, including a $60 million sub-facility available for commercial or stand-by letters of credit (“Letters of Credit”), and up to $30 million of the Revolving Loans available as swing line loans (“Swingline Loans”) (as such amount(s) may be increased by any Incremental Facility provided to the Company, the “Senior Revolving Credit Facility”) and (b) a “first-in, last-out” supplemental loan (the “Supplemental Loan”) in respect of which GE Capital will act as fronting lender, in the amount of up to $45 million.

The term “Revolving Loans” as used herein (i) includes Swingline Loans, except as otherwise provided, and (ii) excludes the Supplemental Loan; provided, however, that for the avoidance of doubt, the Supplemental Loan will be part of the Senior Credit Facilities and will be an Obligation thereunder, and as such, will benefit from certain of the provisions thereof, including the security interests granted thereunder.

Supplemental Loan:
The Supplemental Loan shall be fronted by GE Capital (in such capacity, “Supplemental Loan Lender”), and shall be repaid (as set forth herein) after payment in full of the Revolving Loans and all other Obligations due and payable under the Senior Revolving Credit Facility; provided, that GE Capital’s obligation to fund the Supplemental Loan is conditioned upon its receipt of funds equal to a 100% participation in the Supplemental Loan pursuant to one or more Supplemental Loan Participation Agreements (as defined below) in form and substance reasonably acceptable to the Supplemental Loan Lender and the Supplemental Loan Participant.

Incremental Facilities:
The Company may request one or more increases in the amount of the Senior Revolving Credit Facility by an aggregate amount of up to $103 million (any such increase, an “Incremental Facility”); provided, that certain customary conditions are satisfied, including the following:

(a) on a pro forma basis for the initial borrowing under any such Incremental Facility and the application of the proceeds therefrom, (i) no default or event of default has occurred and is continuing (including compliance with all financial covenants) and (ii) the Company’s Excess Availability (to be defined as domestic, unrestricted cash plus excess availability plus suppressed availability (parameters of which are to be defined in the definitive documentation)) exceeds the Excess Availability Threshold (defined below);

(b) the Company will first seek commitments for any such Incremental Facility from existing Lenders and, if additional commitments are needed, from new Lenders mutually acceptable to the Company and Administrative Agent, provided, that no commitment of any existing Lender may be increased without the consent of such Lender;

(c) any such Incremental Facility will be on the same terms and pursuant to the same documentation as the Senior Revolving Credit Facility and availability thereunder will be subject to the restrictions described below; and

(d) proceeds of any Incremental Facility shall be applied first, to prepay any amounts outstanding under the Supplemental Loan and second, in accordance with the section entitled “Use of Proceeds” below.

Supplemental Loan
Participants and
Supplemental Loan
Participation
Agreement:
“Supplemental Loan Participant” means D. E. Shaw Laminar Portfolios, L.L.C. and its affiliates (“DE Shaw”), Avenue Capital and its affiliates (“Avenue”) and Harbinger Capital Partners and its affiliates (“Harbinger”).

Exhibit A-2

The Supplemental Loan Participation Agreement shall contain terms and provisions that, inter alia, will have the effect of giving the Supplemental Loan Participant (a) voting rights equivalent to those set forth in the Ratification and Amendment Agreement, dated as of February 5, 2009, by and among the Company, certain subsidiaries of the Company and other parties party thereto (the “Ratification Agreement”) and (b) the right to receive information provided to each Lender under the Senior Revolving Credit Facility (subject to certain limitations to be agreed upon).  In addition, the Supplemental Loan Lender will grant the Supplemental Loan Participant a buy-out right consistent with the corresponding provisions set forth in the Ratification Agreement and subject to the payment of any premium set forth in the “Voluntary Prepayments” section below.

Letters of Credit:
Letters of Credit will be issued by one or more financial institutions that shall have agreed to do so upon request of the Company and shall have been approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) (the “Issuing Banks”), and will expire not later than the earlier of (a) 12 months after the date of issuance and (b) the fifth business day prior to the final maturity of the Senior Credit Facilities; provided that any Letter of Credit may provide (under customary “evergreen” provisions) for renewal thereof for additional periods of 12 months (but not beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit prior to 1 p.m. EST on any business day shall be reimbursed by the Company on the same business day.  To the extent the Company does not reimburse any Issuing Bank on the same business day, the Lenders will be irrevocably obligated to reimburse such Issuing Bank pro rata based upon their commitments under the Senior Revolving Credit Facility.

The issuance of all Letters of Credit will be subject to the customary procedures of the applicable Issuing Bank.

Use of Proceeds:
Proceeds from the Senior Credit Facilities may be used (a) to cash collateralize outstanding letters of credit; (b) to pay for goods and services in the ordinary course of business; (c) to pay allowed administrative expenses and allowed claims in accordance with the plan of reorganization of the Company and the Guarantors (the “Plan of Reorganization”); (d) to pay costs, expenses and fees in connection with the Senior Credit Facilities and (e) for working capital and general corporate purposes, including to payoff the existing Debtor in Possession revolving credit facility (the “ABL DIP Facility”) and, at the option of the Supplemental Loan Lender and upon terms and conditions set forth herein, the Supplemental Loan.  Letters of Credit will be used to support the Company’s and its Guarantors’ payment obligations incurred consistent with past practices.

Exhibit A-3

Commitment Fee:	Set forth in the Fee Letter.

Underwriting /
Closing Fee:	Set forth in the Fee Letter.

Letter of Credit Fees:
A fee equal to an annual rate of 4.0% times the average daily maximum aggregate amount available to be drawn under all Letters of Credit will be payable quarterly in arrears to the Lenders.  In addition, a fronting fee, to be agreed upon between an Issuing Bank and the Company, will be payable to such Issuing Bank with respect to Letters of Credit issued by it, as well as certain customary fees assessed thereby.

Interest Rates:
(a) with respect to the Senior Revolving Credit Facility, at the Company’s option, (i) LIBOR + 4.00% with a LIBOR floor of 2.5% and (ii) the Base Rate plus 3.00% with a Base Rate floor of 3.5% and (b) with respect to the Supplemental Loan, LIBOR + 14.50% with a LIBOR floor of 3.0%.

“Base Rate” means a floating rate of interest per annum equal to the highest of the rate last quoted by The Wall Street Journal (or another national publication selected by the Administrative Agent) as the U.S. “Prime Rate,” (b) the federal funds rate plus 50 basis points, and (c) the sum of the three-month LIBOR plus 100 basis points.

Interest Payments:
On the last day of selected interest periods (which shall be one, two, three or six months and, if agreed by all Lenders, nine or twelve months, provided that the interest rate for one and two month periods shall not be less than the three month rate) and upon prepayment (in each case payable in arrears and computed on the basis of a 360-day year).

Funding Protection:
Customary for transactions of this type, including breakage costs (but excluding lost profits), gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.

Unused Line Fee:	0.75% to 1.00%, based on a usage grid.

Administrative Agent
Fee:	Set forth in the Fee Letter.

Maturity:	36 months.

Exhibit A-4

Borrowing Base:
Extensions of credit under the Senior Revolving Credit Facility shall be subject to a borrowing base (the “Borrowing Base”) calculated as the sum of the following (a) 85% of Eligible Accounts of the Loan Parties, and (b) the lesser of (i) 85% of the net orderly liquidation value (“NOLV”) of Eligible Inventory and (ii) 65% of the value of Eligible Inventory minus reserves (applied in a manner consistent with the Existing Credit Agreement) including, without limitation, (A) an availability block of $15,000,000 at all times (B) a reserve against any cash management or hedging exposures of any Lender that are secured by the Collateral, (C) a reserve to be imposed as a result of the Company’s failure to obtain landlord consents and bailee waivers reasonably requested by the Administrative Agent and (D) such other reserves as may be imposed by the Administrative Agent in its reasonable credit discretion and should the Administrative Agent not have access to the results of a recent field exam or current inventory appraisal.

The definitions of “Eligible Accounts,” “Eligible Inventory,” and “Eligible In-Transit Inventory” shall be consistent with the definitions of such terms as set forth in the credit agreement, entered into as of September 28, 2007, among the Company, Wachovia Bank, National Association (“Wachovia”), as the agent and the other agents and lenders party thereto (the “Existing Credit Agreement”).

The Supplemental Loan Borrowing Base shall be determined in a manner consistent with the provisions set forth in the Ratification Agreement.

Voluntary
Prepayments:
The Senior Revolving Credit Facility may be prepaid in whole or in part, and commitments may be permanently reduced, at any time by the Company; provided that Revolving Loans may be repaid only on the last day of the related interest period unless the Company pays any applicable breakage costs; provided, further, that upon any commitment reduction or cancellation (or any prepayment of the outstanding amount of the Senior Revolving Credit Facility with the proceeds of a new credit facility whether or not commitments are cancelled), the Company shall pay a premium equal to (i) 2.0% of the amount prepaid/cancelled if such prepayment/cancellation occurs on or prior to the first anniversary of the Closing Date and (ii) 1.0% of the amount prepaid/cancelled if such prepayment/cancellation occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date.

Mandatory
Prepayments:
The Senior Revolving Credit Facility must be prepaid at any time when the aggregate amount of loans and the face amount of all Letters of Credit exceeds the Borrowing Base availability, such prepayment to be in an amount equal to the amount of such excess.

Exhibit A-5

All mandatory prepayments will be made without penalty or premium (except for breakage costs, if any), and will be applied (without any reduction of commitments under the Senior Revolving Credit Facility) first to prepayment of loans under the Senior Revolving Credit Facility and, thereafter, to cash collateralization of Letters of Credit.

Collateral:
The Senior Credit Facilities, each Guarantee and any cash management and/or hedging obligations of the Company owed to a Lender or the Supplemental Loan Lender or any affiliates is secured by first priority, perfected security interests in and liens upon the ABL Collateral (as defined in the Existing Credit Agreement) only and not on the Non-ABL Collateral (as defined in the Existing Credit Agreement).

The ABL Collateral and the Non-ABL Collateral secure the obligations (the “Term Credit Facility”) under the Credit Agreement, dated as of March 30, 2007, among the Company, Goldman Sachs Credit Partners L.P. (“GSCP”), as the administrative agent, collateral agent and syndication agent, Wachovia, as the deposit agent, Bank of America, N.A., as an LC issuer, and the lenders party thereto (the “Term Credit Agreement”).  The priority of liens under the Senior Credit Facilities and under the Term Credit Facility shall continue to be subject to the terms of the Intercreditor Agreement, dated as of September 28, 2007, among Wachovia (or its successor), as the administrative agent under the Existing Credit Agreement, GSCP (or its successor), as the administrative agent under the Term Credit Agreement and the Company (the “Existing Intercreditor Agreement”).

Representations and
Warranties:
The Senior Credit Facilities will contain the following representations and warranties by the Company consistent with the representations and warranties in the Existing Credit Agreement:  existence, qualification and power; compliance with laws; authorization; no contravention; governmental authorizations and other consents; binding effect; financial statements; no material adverse effect; litigation; no default; ownership of property; environmental compliance; insurance; taxes; ERISA compliance; subsidiaries; equity interests; loan parties; margin regulations; Investment Company Act; disclosure; intellectual property and licenses; solvency; certain accounts; status of the Senior Credit Facilities as “Senior Debt” and “Designated Senior Debt”.

Reporting
Requirements:
Usual and customary for transactions of this type and for a borrower of the Company’s size and credit quality including, but not limited to: Monthly Borrowing Base Certificates (including a calculation of Excess Availability (to be defined as domestic, unrestricted cash plus excess availability plus suppressed availability (parameters of which are to be defined in the definitive documentation)) and Quarterly and Annual Financial Statements in accordance with GAAP.  In addition, at GE Capital’s discretion twice annual field examinations and an annual inventory appraisal update.  Furthermore, an inventory appraisal and field examination will be conducted prior to closing for purposes of evaluating the borrowing base calculations.  However, in the event that the administrative agent (Wachovia) for the existing Debtor-in-Possession credit facility releases the most recent field examination conducted in April 2009 such field examination requirement prior to closing will be waived.

Exhibit A-6

Covenants:	The Senior Credit Facilities will contain the following affirmative and negative covenants consistent with such affirmative and negative covenants in the Existing Credit Agreement:

(a)  affirmative covenants: covenants with respect to: delivery of financial statements and certificates; notices; non-public information; payment of obligations; preservation of existence; maintenance of properties; maintenance of insurance; compliance with laws; books and records; inspections; periodic field examinations, collateral appraisals and verification of accounts; use of proceeds; information, guarantee of obligations and provision of security with respect to ABL Collateral and additional subsidiaries; compliance with environmental laws; further assurances; and collateral reporting;

(b)  negative covenants: covenants with respect to: liens; indebtedness; investments; fundamental changes; dispositions (including sales and leasebacks); restricted payments; change in nature of business; transactions with affiliates; burdensome agreements; use of proceeds; amendments of organizational documents; accounting changes; prepayments of indebtedness; amendment of certain documents and agreements; speculative transactions; designation of other indebtedness as “Senior Debt” or “Designated Senior Debt”; and changes in fiscal year; and

(c) financial covenants: (i) maximum capital expenditures of $40 million per annum (tested annually) and (ii) a springing fixed charge covenant to be determined (tested if Excess Availability (to be defined as domestic, unrestricted cash plus excess availability plus suppressed availability (parameters of which are to be defined in the definitive documentation)) falls below a certain threshold to be agreed upon (such threshold, the “Excess Availability Threshold”)).

Events of Default:
The Senior Credit Facilities will include the following events of default consistent with the events of default in the Existing Credit Agreement: failure to make payments when due; noncompliance with covenants; breaches of representations and warranties; certain payment defaults and events permitting acceleration of other indebtedness (giving effect to applicable grace periods); insolvency and bankruptcy proceedings; judgments; ERISA; invalidity of loan documents; impairment of security interests in the ABL Collateral; loss of status of the Senior Credit Facilities as “Senior Debt” or “Designated Senior Debt”; and change of control.

Exhibit A-7

Conditions Precedent
To Initial Borrowing:
The several obligations of the Lenders to make, or cause one of their respective affiliates to make, loans under the Senior Revolving Credit Facility will be subject to the conditions precedent set forth below and those listed on Annex A attached hereto (which may be waived in the sole discretion of the Administrative Agent (and not without the approval of the Administrative Agent)).

Conditions to All
Borrowings:
The conditions to all borrowings will include (a) prior telephonic notice of borrowing confirmed in writing, (b) the accuracy of representations and warranties (in the case of any borrowing other than the initial borrowing, in all material respects), (c) the absence of any default or event of default, and (d) compliance with the Borrowing Base.

Waivers:
To include, but not be limited to, a waiver by Administrative Agent, Lenders, Supplemental Loan Participants, the Company and each Guarantor of its rights to jury trial; waiver by Administrative Agent, Lenders, Supplemental Loan Participants, the Company and each Guarantor of claims for special, indirect or consequential damages in respect of any breach or alleged breach by any agent, any Lender, any Supplemental Loan Participant, the Company or any Guarantor of any of the loan documents (other than resulting from gross negligence or willful misconduct as determined pursuant to a final, non-appealable order of a court of competent jurisdiction).

Assignments:
Lenders will be permitted to make assignments to other financial institutions acceptable to Administrative Agent (which acceptance shall not be unreasonably withheld or delayed) and the Company (unless an Event of Default shall have occurred and be continuing).  All assignments of a Lender’s interest in the Senior Revolving Credit Facility will be made via an electronic settlement system designated by Administrative Agent.  An assignment fee of $3,500 shall be payable to Administrative Agent upon the effectiveness of any such assignment.

Expenses and Indemnity:
The Company will, from and after closing, and promptly following Administrative Agent’s or Supplemental Loan Participant’s written demand, pay all costs and expenses and customary administrative charges as provided for under the Existing Credit Agreement.

The Senior Revolving Credit Facility will also include customary and appropriate provisions relating to indemnity and related matters, in a form reasonably satisfactory to the Administrative Agent and the Company.

Exhibit A-8

Requisite Lenders:
“Requisite Lenders” shall mean: (i) if there is one (1) Lender, such Lender; (ii) if there are two (2) Lenders, both Lenders (or, if one Lender is a non-funding Lender, the other Lender shall constitute the “Requisite Lenders”); (iii) if there are three (3) Lenders, two or more Lenders having in the aggregate more than fifty percent (50%) of total commitments or exposure under the Senior Revolving Credit Facility; and (iv) if there are four (4) or more Lenders, two or more Lenders having in the aggregate more than sixty-six and two thirds percent (66 2/3%) of total commitments or exposure under the Senior Revolving Credit Facility (unless GE Capital and its affiliates hold in the aggregate thirty percent (30%) or less of total commitments or exposure under the Senior Revolving Credit Facility, in which case two or more Lenders having in the aggregate more than fifty percent (50%) of total commitments or exposure under the Senior Revolving Credit Facility constitute the Requisite Lenders); provided that so long as any Lender is a non-funding Lender, the commitments or exposure under the Senior Revolving Credit Facility of such non-funding Lender will not be taken into account in determining the calculation of which Lenders constitute Requisite Lenders.

Further, the consent of all directly affected Lenders shall be required with respect to increases in commitments; changes in interest rates, fees and maturity; certain guarantee and collateral issues (including the release of all or substantially all of the ABL Collateral or Guarantors); and changes in the percentage set forth in the definition of Requisite Lenders.  The consent of the Administrative Agent and each Issuing Bank will be required for any amendments affecting their respective rights or responsibilities.

Any increases in advance rates shall require the consent of the greater of (i) the Requisite Lenders and (ii) sixty six and two thirds percent (66 2/3%) of the Lenders.

The Supplemental Loan Lender shall vote as directed by the Supplemental Loan Participation Agreement.

The Company will have the right to replace any Lender that does not consent to any amendment or waiver requiring the consent of such Lender but approved by the Requisite Lenders; provided that (a) all of the outstanding obligations owing to such Lender under the Senior Revolving Credit Facility shall be satisfied and (b) any replacement Lender is reasonably acceptable to the Administrative Agent and each Issuing Bank to the extent that assignments to such Lender would otherwise require consent of the Administrative Agent or the Issuing Banks under the provisions of “Assignments” above.

Exhibit A-9

Taxes:
The Senior Credit Facilities will provide that all payments are to be made free and clear of any taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever, with certain exceptions to be described in the loan documents.  Lenders shall furnish to the Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding to be described in the loan documents.

Governing Law:	New York.

Exhibit A-10

Annex A
Spectrum Brands, Inc.
Senior Secured Plan-of-Reorganization Revolving Credit Facility
Summary of Conditions Precedent

This Summary of Conditions Precedent outlines the conditions precedent to the Senior Credit Facilities referred to in the Term Sheet, of which this Annex A is a part.  Certain capitalized terms used herein are defined in the Commitment Letter.

1.
Excess Availability.  The Arranger shall have received a Borrowing Base certificate (as of a date, and in form and substance, reasonably satisfactory to the Arranger) demonstrating on a pro forma basis that, after giving effect to the transactions contemplated by the Commitment Letter, the Company shall have at least $20,000,000 of opening Excess Availability under the Senior Revolving Credit Facility.  Excess Availability shall be calculated as domestic, unrestricted cash plus excess availability plus suppressed availability (parameters of which are to be defined in the definitive documentation).

2.
Performance of Obligations.  (a) All costs, fees, expenses (including legal fees and expenses) and other compensation contemplated by the Commitment Letter and the Fee Letter, the Arranger, the Administrative Agent or the Lenders shall have been paid to the extent due and invoiced in a timely manner, and (b) the Company shall have complied in all material respects with all of its other obligations under the Commitment Letter.

3.
Certain Information.  The Arranger shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

4.	Confirmation Order.

(a)  The Arranger shall have received a certified copy of the order confirming the Plan of Reorganization in the Chapter 11 Case (the “Confirmation Order”) as duly entered by the Bankruptcy Court and entered on the docket of the Clerk of the Bankruptcy Court in the Chapter 11 Case, following due notice to such creditors and other parties-in-interest as required by the Bankruptcy Court.  The terms and provisions of the Plan of Reorganization shall be reasonably satisfactory to the Arranger and Lenders (it being acknowledged by the Arranger that the terms and provisions of the Plan of Reorganization, dated April 28, 2009 filed with the Bankruptcy Court on such date, as amended and supplemented on June 8, 2009, are satisfactory), and the Confirmation Order shall include such provisions with respect to the Senior Revolving Credit Facility as are reasonably satisfactory to the Arranger and, providing, among other things, that the Company and the Guarantors shall be authorized to (i) enter into the loan documents, (ii) grant the liens and security interests and incur or guaranty the Indebtedness under the loan documents, and (iii) issue, execute and deliver all documents, agreements and instruments necessary or appropriate to implement and effectuate all obligations under the loan documents and to take all other actions necessary to implement and effectuate borrowings under the loan documents.  Except as consented to by the Arranger, the Bankruptcy Court’s retention of jurisdiction under the Confirmation Order shall not govern the enforcement of the loan documents or any rights or remedies related thereto.

(b)  The Arranger shall have received evidence, satisfactory to the Arranger, that (i) the effective date under the Plan of Reorganization shall have occurred, the Confirmation Order shall be valid, subsisting and continuing as a Final Order and all conditions precedent to the effectiveness of the Plan of Reorganization shall have been fulfilled, or validly waived, including, without limitation, the execution, delivery and performance of all of the conditions thereof other than conditions that have been validly waived (but not including conditions consisting of the effectiveness of the loan documents), and (ii) no motion, action or proceeding by any creditor or other party-in-interest to the Chapter 11 Case which could adversely affect the Plan of Reorganization, the consummation of the Plan of Reorganization, the business or operations of the Company or the Guarantors or the transactions contemplated by the loan documents, as determined by the Arranger in good faith, shall be pending.

(c)  “Final Order” means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court and has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a stay, new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a stay, new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, stay, new trial, reargument or rehearing thereof has been sought, (i) such order or judgment shall have been affirmed by the highest court to which such order was appealed, certiorari shall have been denied or a stay, new trial, reargument or rehearing shall have been denied or resulted in no modification of such order and (ii) the time to take any further appeal, petition for certiorari, or move for a stay, new trial, reargument or rehearing shall have expired.

5.
Supplemental Loan Participation.  The Supplemental Loan Lender shall have received a fully executed Supplemental Loan Participation Agreement from each of the Supplemental Loan Participants in form and substance reasonably acceptable to the Supplemental Loan Lender and the Supplemental Loan Participant.  The Supplemental Loan Lender shall have received funds equal to a 100% participation in the Supplemental Loan pursuant to the Supplemental Loan Participation Agreement.

6.	Master L/C Reimbursement Agreement. The Arranger shall have received a fully executed master L/C reimbursement agreement in form and substance reasonably satisfactory to the Arranger.

7.
Other Customary Conditions.  Other customary closing conditions, relating to delivery of reasonably satisfactory legal opinions of counsel to the Loan Parties, evidence of payment and discharge of existing obligations and liens in accordance with the Plan of Reorganization, creation and perfection of liens on the Collateral as provided for in each paragraph entitled “Collateral” above, no conflict with applicable law or other material agreements, obtaining all necessary governmental approval and third party consents, evidence of corporate authority, copy of organizational documents, insurance reasonably satisfactory to Administrative Agent, delivery of an initial borrowing base certificate and payment of all fees and expenses then due and owing.